UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 21, 2006
Federal Home Loan Bank of New York

(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		212-441-6616
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
(a) Effective December 21, 2006, the Federal Home Loan Bank of New York (the “Bank”) amended and restated its Bylaws by a vote of the Board of Directors of the Bank. The following is a description of the provisions changed by the amendment and the previous provisions (where applicable or not clear from the context):
• Article III, Section 1 (in its fourth sentence) was changed to make it clear that it is the Corporate Governance Committee which (per its Charter) makes “recommendations” to the Board for filling elected Director vacancies, whereas the previous provision provided for “nominations” for a replacement to be made by the Executive Committee;
• Article IV, Section 1 (in its first sentence) was changed to establish that the requirement of having at least one appointed director on the Executive Committee will only apply if there are in fact appointed directors on the Board, in order to conform to recent changes to the Executive Committee Charter;
• Article IV, Sections 1, 2 and 3 (in their first, first and third sentences, respectively) were changed to provide that final determinations regarding Committee memberships shall be made by the Board, after taking into account recommendations from certain specified Board Committees (previously, final determinations regarding the membership of some Committees were made by the Board and determinations regarding other Committees were made by the Executive Committee); and
• Article VIII, Section 9 (in its first sentence) was changed to make it clear that the Corporate Governance Committee will have the responsibility of proposing changes regarding the Bank’s Bylaws to the Board.
In addition, changes were made to Article VII, the indemnification and insurance section of the Bylaws. The main purpose of these changes was to synchronize the indemnification language of the Bank’s Bylaws with the language of the Bank’s Directors & Officers (“D&O”) insurance policy, as the D&O policy is the recognized “funding vehicle” for the Bank’s indemnification obligations established under Article VII. The explanation for these changes is as follows:
• Indemnification by the Bank is intended to protect a director, officer, or employee when he/she is sued by a third party on account of his/her functioning in that capacity, but not when he/she is bringing an action against the Bank. The change in Article VII, Section 1 (in its first sentence, within the definition of “Covered Person”) from “party to a Proceeding” to “defendant in a Proceeding” helps to clarify this point.
• The Bank’s D & O policy has a “severability” clause establishing that knowledge of or conduct by one insured person will not be imputed to another insured person for purposes of establishing whether the other insured person is entitled to coverage under the policy. The change in Article VII, Section 2 (which adds the last sentence) is intended to include a similar provision in the indemnification provisions of the Bylaws.
• The changes in Article VII, Section 5 establish that (i) should the Expenses of any insured person be covered by the D&O policy, but such D&O policy does not require repayment of advances by the insured person, then the insured person shall not be required to repay any such advances of Expenses that may have been provided by the Bank under the indemnification provisions of the Bylaws (see the addition of the last sentence of Section 5(a)); and (ii) if an insured person is eligible for indemnification of his or her Liabilities and Expenses under the Bylaws, then the Bank will pay such Liabilities and Expenses on behalf of such person. What this means is that, rather than the insured person advancing money and then seeking reimbursement (or indemnification) from the Bank, once the insured person is determined to be eligible, the Bank will pay the Expenses and Liabilities on his/her behalf (see the addition of Section 5(b)). This change is intended to match similar “pay on behalf of” language contained in the Bank’s D&O policy.
• The changes in Article VII, Section 7 (in substantive part, the addition of second and third sentences) were made to provide that the indemnification under the Bylaws be as broad as the coverage that the insured person may be entitled to under the Bank’s D&O policy.
The foregoing description of the changes to the Bank’s Bylaws is not intended to be complete and is qualified in its entirety by reference to the Bylaws of the Bank which are filed with this Current Report on Form 8-K as Exhibit 3.1 and which are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
d) Exhibits
3.1 Bylaws of the Federal Home Loan Bank of New York

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

January 29, 2007	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer